Exhibit 99.1
Southwest Iowa Renewable Energy, LLC
Announces the hiring of a new General Manager

Media Contact:
Southwest Iowa Renewable Energy, LLC
Laura Schultz, Office Administrator
712.366.0392
SIRE@SIREethanol.com

Release Date:  Immediate

Council Bluffs, Iowa—The Board of Directors of Southwest Iowa Renewable Energy, LLC (SIRE) has named Brian T. Cahill as General Manager, President and CEO.

Mr. Cahill has more than 30 years experience in the grain distillation business.  Brian most recently was Executive Vice President of the Distillery Innovations Segment of MGP Ingredients, Inc.  MGP is a public company based in Atchinson, Kansas which provides services in the development, production and marketing of naturally-derived specialty ingredients and alcohol products.  He worked for MGP and an acquired subsidiary from 1976 to 2008 serving in various positions including Plant Controller, Vice President of Administration and Finance, General Manager, CFO and Vice President of Finance and Administration. While at MGP, his responsibilities included management of marketing, operations, transportation and risk management.  Brian is also a Certified Public Accountant.

“We are excited to have Brian join SIRE,” stated Karol King, Chairman. “He is one of the most seasoned executives in our business and brings an impressive executive, financial and operations background.  He will be a good fit for the Company as we go into a period of full operations.”

James M. “Mickey” Lay, who has been serving in as General Manager on an interim basis, returns to his duties at Bunge North America, Inc.  Mr. King said, “On behalf of the SIRE board and members, we thank Mickey for bringing his exceptional talents in construction and agricultural facility start up to SIRE over the past six months.   Mickey’s experience, gained through a long world-wide career with Bunge, was essential in bringing our facility to completion.”

SIRE operates a 110 million-gallon per year corn dry-mill ethanol plant south of Council Bluffs, Iowa, on a 197-acre parcel of land in Pottawattamie County. The company is majority owned by local investors, with additional investments by Bunge North America, Inc. and ICM, Inc.  The plant is expected to use more than 39 million bushels of locally-grown corn on an annual basis, and employs more than sixty people.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain historical and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report to Unitholders for the fiscal year ended September 30, 2008, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the high risk nature of SIRE’s operations, the effects of general economic conditions on SIRE and the ability to obtain future funding, any failure to achieve annual objectives, changes in prevailing market interest rates, and contractions in the markets for ethanol.  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE